Exhibit 99.6
SUPPORT AGREEMENT
     This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 5, 2006 between Grace Holdings LLC, a Delaware limited liability company (“Parent”), 4162862 Canada Limited, a Canadian corporation and an indirect wholly owned subsidiary of Brookfield Properties Corporation (“AcquisitionCo”), on the one hand, and P. M. Capital Inc. (“Shareholder”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.
W I T N E S S E T H:
     WHEREAS, pursuant to an Agreement and Plan of Merger and Arrangement Agreement dated as of June 5, 2006 by and among Parent, Grace Acquisition Corporation, AcquisitionCo, Trizec Canada, Inc., a Canadian corporation (“TZ Canada”), and the other parties signatory thereto (the “Merger Agreement”), Parent has agreed to acquire the outstanding securities of TZ Canada pursuant to a plan of arrangement;
     WHEREAS, as a condition to the willingness of Parent and AcquisitionCo to enter into the Merger Agreement and as an inducement and in consideration therefor, the Shareholder has agreed to enter into this Agreement;
     WHEREAS, Shareholder is the registered holder of 7,522,283 multiple voting shares (“Multiple Voting Shares”) and 1,972,435 subordinate voting shares (“Subordinate Voting Shares” and, together with the Multiple Voting Shares, the “Shares”) of TZ Canada; and
     WHEREAS Shareholder, Peter Munk, TZ Canada and CIBC Mellon Trust Company are parties to a trust agreement (“Trust Agreement”) dated April 23, 2002;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:
     1. Agreement to Retain Subject Shares.
     1.1. Prior to the Expiration Date (as defined below), Shareholder shall not: (a) transfer, assign, sell, gift-over, pledge, encumber or otherwise dispose of, or consent to any of the foregoing with respect to, any or all of the Subject Shares or any right or interest therein (“Transfer”); (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares (other than the proxy contemplated in Section 3 herein); (d) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares (other than with respect of the Trust Agreement); or (e) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, Shareholder may transfer the Subject Shares to a corporation or other entity directly or indirectly wholly-owned by Peter Munk (the “Transferee”) provided that the Transferee shall have agreed in form and on terms satisfactory to Parent, acting reasonably, to become bound by this Agreement in the same manner as Shareholder. As used herein, the term “Expiration Date” shall mean the earlier to occur of (x) the Plan of Arrangement Effective Time, (y) the date of termination of the Merger Agreement in accordance with Section 10.01 thereof or (z) the date on which there has been a TZ Canada Change of Recommendation (whether or not the Merger Agreement has been terminated).
     1.2. “New Shares” means:
          (a) any shares of capital stock, voting interests or ownership interests in TZ Canada that Shareholder, directly or indirectly, purchases or with respect to which Shareholder otherwise acquires beneficial ownership or sole or shared voting or dispositive power (whether through the exercise of any options, warrants or other rights to purchase shares, voting interests or ownership interests in TZ Canada) after the date of this Agreement and prior to the Expiration Date; and
          (b) any shares of capital stock, voting interests or ownership interests in TZ Canada of which Shareholder, directly or indirectly, becomes the beneficial or record owner (whether as a result of any change in the shares, voting interests or ownership interests in TZ Canada by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares or interests, or any similar transaction or other change in the capital structure of TZ Canada).
     1.3. “Subject Shares” means the Shares and the New Shares.
     2. Agreement to Vote Subject Shares and Take Certain Other Action.
     2.1. Prior to the Expiration Date, at every meeting of the shareholders of TZ Canada, however called, at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of TZ Canada with respect to any of the following matters, Shareholder shall vote or give written consent or cause the holder of record to vote or give written consent with respect to the Subject Shares:
          (a) in favor of approval and adoption of the Plan of Arrangement and the transactions contemplated thereby;
          (b) against approval of any proposal made in opposition to or competition with consummation of the Plan of Arrangement;
          (c) against approval of any TZ Canada Acquisition Proposal from any party other than Parent or an affiliate of Parent as contemplated by the Merger Agreement;
          (d) against any action or proposal that is intended to, or is reasonably likely to, result in the conditions of TZ Canada’s obligations under the Merger Agreement not being fulfilled;

          (e) against any amendment of the TZ Canada Charter or By-laws that is not requested or expressly approved by Parent;
          (f) any action which would reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect consummation of the transactions contemplated by the Plan of Arrangement; and
          (g) against any dissolution, liquidation or winding up of TZ Canada.
     It is understood and agreed that the Multiple Voting Shares are subject to and will be voted in accordance with the terms of the Trust Agreement.
     2.2. Prior to the Expiration Date, Shareholder shall be present, in person or by proxy, at all meetings of shareholders of TZ Canada at which any of the matters referred to in Section 2.1 is to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.
     2.3. Between the date of this Agreement and the Expiration Date, Shareholder will not, and will not permit, in its capacity as a shareholder, any entity under Shareholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation,” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below) (b) initiate a shareholders’ vote with respect to an Opposing Proposal or (c) become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of TZ Canada with respect to an Opposing Proposal. For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (g) of Section 2.1, along with any proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit or discourage any of the transactions contemplated by the Merger Agreement. The foregoing shall not apply to any action otherwise permitted to be taken by or on behalf of any entity under Shareholder’s control pursuant to the Merger Agreement.
     3. Grant of Irrevocable Proxy Coupled with an Interest.
     3.1. Shareholder hereby revokes any and all other proxies or powers of attorney in respect of any Subject Shares and agrees that during the period commencing on the date hereof and for so long as this Agreement has not been terminated in accordance with Section 6 hereof, Shareholder hereby irrevocably appoints Brookfield Properties Corporation or any individual designated by Brookfield Properties Corporation, and each of them, as Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of Shareholder, to vote (or cause to be voted) the Subject Shares held of record by Shareholder, in the manner set forth in Section 2, at any meeting of the shareholders of TZ Canada, however called, or in connection with any written consent of the shareholders of TZ Canada.
     3.2. Shareholder hereby affirms that the proxy set forth in this Section 3 is irrevocable, is coupled with an interest, and is granted in consideration of Parent and AcquisitionCo entering into the Merger Agreement.

     3.3. The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of Shareholder’s Subject Shares and a vote by Shareholder of its Subject Shares.
     4. Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to Parent and AcquisitionCo as follows:
     4.1. (a) Shareholder is the beneficial and registered holder of the Shares; (b) the Subject Shares set forth on the signature page hereto constitute Shareholder’s entire interest in the outstanding capital stock and voting securities of TZ Canada as of the date hereof; (c) the Subject Shares are, and will be, at all times up until the Expiration Date, free and clear of any options, proxies, voting trusts (other than the Trust Agreement), rights, understandings or arrangements, or exercise of any rights of a shareholder in respect of the Subject Shares and, prior to the TZ Canada Shareholders Meeting, will be free and clear of any liens, claims, charges, security interests or other encumbrances; (d) subject to the terms and conditions of the Trust Agreement with respect to the Multiple Voting Shares, Shareholder has the sole voting power and sole power of disposition with respect to all of the Subject Shares outstanding on the date hereof, and will have sole voting power and sole power of disposition with respect to all of the Subject Shares acquired by Shareholder after the date hereof; and (e) Shareholder’s principal place of business is accurately set forth on the signature page hereto.
     4.2. Shareholder has full power (corporate or otherwise) to execute and deliver this Agreement and to comply with and perform Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms. The execution and delivery of this Agreement by Shareholder does not, and the performance of Shareholder’s obligations hereunder will not, (a) conflict with or violate any organizational documents of Shareholder or any law, statute, rule, regulatory order, writ, judgment or decree applicable to Shareholder or the Subject Shares, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or the Subject Shares are or will be bound or affected. The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Shareholder, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by Shareholder of its obligations under this Agreement in any material respect.
     4.3. Shareholder understands and agrees that if Shareholder attempts to Transfer, vote or provide any other person directly or indirectly with the authority to vote any of the Subject Shares, other than in compliance with this Agreement, Shareholder hereby unconditionally and irrevocably instructs TZ Canada not to, (a) permit any such Transfer on its books and records, (b) issue a new certificate representing any of the Subject Shares or (c) record such vote unless and until Shareholder shall have complied with the terms of this Agreement.

     4.4. Notwithstanding any other provision of this Agreement, the Shareholder may convert to SVS and sell or transfer upto 3,000,000 MVS which thereafter shall not form part of the Subject Shares.
     5. Further Assurances; Additional Documents. Shareholder shall covenant on Closing in favour of AcquisitionCo that neither Shareholder, Peter Munk, nor any corporation controlled (as such term is used for the purposes of the Income Tax Act (Canada)) by Peter Munk, will acquire shares of TZ Canada, AcquisitionCo, Brookfield Properties Corporation or Brookfield Asset Management Inc., other than pursuant to the Plan of Arrangement or as otherwise contemplated by the within transaction, for a period of 12 months after Closing. Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary, in the reasonable opinion of Parent, to carry out the intent of this Agreement.
     6. Termination. This Agreement and all obligations of Shareholder hereunder shall terminate and shall have no further force or effect as of the Expiration Date.
     7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall automatically be deemed to be modified so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
     8. Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     9. Amendment and Modification. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.
     10. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Shareholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

     11. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a) If to Shareholder, at the address set forth below Shareholder’s signature at the end hereof.
          (b) if to Parent or AcquisitionCo, to:
Brookfield Properties Corporation
Three World Financial Center
NY, NY 10281-1021
Telecopier: (212) 417-7262
Attention: Richard B. Clark
or to such other address as any party hereto may designate for itself by notice given as herein provided.
     12. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.
     13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the province of Ontario, Canada, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.
     14. No Waiver. The failure of any party to this Agreement to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
     15. Jurisdiction; Venue. Any litigation or other court proceeding with respect to any matter arising from or in connection with this Agreement shall be conducted in the courts of the Province of Ontario and courts competent to hear appeals therefrom and each party to this Agreement hereby submits to jurisdiction and consents to venue in such courts.
     16. Waiver of Trial by Jury. Each party to this Agreement hereby waives its right to a trial by jury in any litigation or other court proceeding by any party to this Agreement against any other party to this Agreement with respect to any matter arising from or in connection with this Agreement.
     17. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.
     18. Counterpart. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     19. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.
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[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed and delivered as of the date first above written.

GRACE HOLDINGS LLC

/s/ Richard B. Clark
By: Richard B. Clark
Its: CEO

4162862 Canada Limited

/s/ Richard B. Clark
By: Richard B. Clark
Its: CEO

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[SUPPORT AGREEMENT SIGNATURE PAGE]

P.M.Capital Inc., an entity organized under the laws of Canada
By:	/s/ Frank Penny
Name: Frank Penny
Title: Vice President

Notice Address:
c/o Clover Administration Inc.
120 Adelaide Street West, Suite 2150
Toronto, Ontario M5H 1T1
Subject capital stock, voting interests or ownership interests of TZ Canada on the date hereof:
7,522,283 Multiple Voting Shares
1,972,435 Subordinate Voting Shares
0 shares of capital stock issuable upon the exercise of outstanding options, warrants or other rights.
Place of Organization: Ontario, Canada

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